Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Natural Grocers by Vitamin Cottage, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed maximum offering price per share	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Common Stock, $0.001 par value	Rule 457(c) and 457(h)	600,000(2)	$25.01(3)	$15,006,000	0.00014760	$2,214.89
Total Offering Amount							$2,214.89
Total Fee Offsets							$-
Net Fee Due							$2,214.89

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of Registrant’s common stock, $0.001 par value per share (“Common Stock”), that become issuable under the Natural Grocers by Vitamin Cottage, Inc. 2012 Omnibus Incentive Plan, as amended (the “2012 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(2)	Represents 600,000 additional shares of Common Stock that are reserved for issuance under the 2012 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act on the basis of $25.01 per share, the average of the high and low prices of the Registrant’s common stock on August 2, 2024, as reported on the New York Stock Exchange.